[KPMG LETTERHEAD]


TransAmerican Holdings, Inc.
9601 Wilshire Boulevard
Suite 620
Beverly Hills
CA 90210
USA
                                        October 1, 2002

Attention: Mr. Najib Choufani

Subject: All Seasons Project

Pursuant to your instructions per your letter in respect of certifying the value of properties and work done thereon relating to Plot 836 - Sahel Alma - Jounieh, Lebanon, we draw your attention to the following:

     1. Plot 836 - Sahel Alma - Jounieh, Lebanon represents a piece of land of an area of 2170 m2 as evidenced by the real estate affidavit dated September 26, 2002. Encumbrances mentioned on said affidavit in respect of this plot relates to "Joint ownership with private road 234 and Eminent Domain per decree no. 5820562". No other liens or encumbrances are stated on said affidavit.

     2.   Said plot is owned equally by:
          a.   Assia Youssef Jelwan
          b.   Daher Engineering and Commercials Company SARL (the
          "Company")

     3. Accounting books of Daher Engineering and Commercials Company SARL reflect its share (50%) of said plot, which was historically bought in year 1989 for Lebanese Pounds 33,660,090 (US$ 86,377). Said plot and constructions thereon were revalued in March 1995 in accordance with Decree no. 5451 to Lebanese Pounds 1,304,452,712 as recorded in the books of the Company based on the revaluation report of Mr. George Y. Istephan (Certified Auditor) dated March 31, 1995. It is to be noted that Financial Statements for the year ending December 31, 2001 indicate no changes compared to those ending December 31, 2000.

     4. On June 15, 2002, the court-sworn expert Mr. Jerjis Iskandar Faysal appraised the said plot and the constructions thereon and arrived at the following revaluation for the totality of the land and constructions:

                                                     US$
          1- Land 2170 m2 @ US$ 600/m2            =  1,302,000
          2- Construction and various works       =  1,199,000
          3- Licenses, engineering maps and fees  =     90,000
                                              -----------
               Total                                 2,491,000
                                              ===========

The Company's share of the above-revalued land and constructions is 50%, i.e. US$ 1,245,500.


/s/ Riad Mansour
Riad Mansour
Managing Partner   [KPMG]